Exhibit 99.1
Franklin Bank Corp. Announces Anticipation Date for Filing 2007 Annual Report
HOUSTON, September 11, 2008 (GLOBE NEWSWIRE) — Franklin Bank Corp. (Nasdaq:FBTX) (AMEX:FBK-P.LF) (“Franklin”) anticipates filing its Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”) and its Quarterly Report on Form 10-Q for the period ended March 31, 2008 (the “March Form 10-Q”) no later than November 28, 2008. Under Franklin’s previously announced plan to restore its compliance with the listing standards of The NASDAQ Stock Market (the “Nasdaq”) and The American Stock Exchange (the “AMEX”), Franklin is required to file the Form 10-K and the March Form 10-Q by September 15, 2008. Franklin has submitted written requests to both the Nasdaq and AMEX seeking additional time to file the Form 10-K and March Form 10-Q. However, no assurances may be given that Franklin’s requests for additional time will be granted.
If Franklin’s requests for additional time to make these filings are not granted by the Nasdaq or the AMEX, the common stock and the Preferred Stock would be subject to suspension of trading and delisting. Franklin intends to appeal any determination to delist its common stock or the Preferred Stock and to seek a stay of the suspension of trading and delisting of such shares during the pendency of the appeal. The Nasdaq and the AMEX are not required to stay suspension or delisting during the appeal period, and no assurance may be given that any such request by Franklin will be granted.
Franklin is working diligently to complete and file with the Securities and Exchange Commission the Form 10-K and the March Form 10-Q. Filing the Form 10-K requires completion of the audit of Franklin’s financial statements for 2007. The March Form 10-Q and Franklin’s other delayed periodic reports can only be filed after the Form 10-K is filed. The timing of filing the Form 10-K remains uncertain, and no assurance may be given that the November 28, 2008 target date will be achieved.
Corporate Overview
Franklin, headquartered in Houston, Texas, was formed in April 2002. Franklin’s common stock initiated trading on the Nasdaq in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through an offering of its Preferred Stock that is now trading on the AMEX under the ticker symbol FBK-P.LF.
Through its subsidiary, Franklin Bank, S.S.B. (the “Bank”), Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. The Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, the Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com. The Bank is FDIC insured and an equal housing lender.
Forward Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of

Franklin’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future results to differ materially from these statements.
Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions, including continuation for a prolonged period of current conditions in the housing, mortgage and credit markets. Other specific risks related to Franklin include the following: the result of the Bank’s regulatory examinations; the results of the final audit of Franklin’s financial statements for 2007; Franklin’s ability to effectively implement the recommendations of its Audit Committee arising out of the Audit Committee’s previously disclosed investigation; the expenses and other effects of the Audit Committee investigation; the actions of the Nasdaq and AMEX concerning the continued listing of Franklin’s securities for trading on such exchanges, including the matters discussed in this press release, and the actions of other regulatory agencies which may be taken in response to the Audit Committee’s investigation and the findings thereof; potential inability to successfully implement its business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which Franklin or the Bank is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Contact: Andy Black at (713) 339-8999.